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                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                       AGREEMENT FOR MANAGEMENT ADVISORY,
                             STRATEGIC PLANNING AND
                               CONSULTING SERVICES

         THIS AGREEMENT (the "Agreement") is made effective as of the __th day of June, 2003 (the "Effective Date"), by and between Investcorp International Inc., a Delaware corporation ("III"), and Werner Holding Co. (DE), Inc., a Delaware corporation ("Werner").

         WHEREAS, this III and Werner are parties to an Agreement for Management Advisory Services, dated as of November 25, 2002 (the "2002 Agreement"), pursuant to which Werner has paid to III a consulting service fee of $1,500,000 for services provided from November 25, 2002 to November 24, 2003; and

         WHEREAS III and Werner desire to amend and restate the 2002 Agreement.

         NOW, THEREFORE, the parties do hereby agree as follows:

         1. Appointment. Werner hereby reconfirms its appointment of III to render management advisory, strategic planning and consulting services to Werner pursuant to the 2002 Agreement as amended hereby through November 24, 2007 (the period of November 25, 2002 through November 24, 2007 is referred to herein as the "Term").

         2. III. During the Term, III shall render to Werner, by and through such of its officers, employees, agents and affiliates as III, in its sole discretion, shall designate from time to time, management advisory, strategic planning and consulting services. Such services shall consist of advice concerning management, finance, marketing, strategic planning, and such other services as shall be requested from time to time by the Board of Directors of Werner. Werner acknowledges and agrees that the services to be provided by III hereunder do not encompass services that would be required in connection with an acquisition, joint venture, restructuring or initial public offering by Werner, or a private sale of the stock or assets of Werner. Should Werner desire to engage III to provide financial advisory services in connection with any such type of transaction, such engagement shall be subject to the negotiation of mutually acceptable fee arrangements for such additional services, albeit the indemnification obligations of Werner as set forth in paragraph 7 of this Agreement shall apply to any such additional services performed by III.

         3.       Fees.

                  3.1 Services Fee. In consideration of III's performance of the above-described services, Werner has paid to III consulting services fees of $1,500,000, in cash, for the 12 months ending November 25, 2003 and, shall pay to III, in cash, consulting services fees at a rate of $1,000,000 per 12-month period for each subsequent 12-month period for the remainder of the Term (collectively, the "Services Fee"). It is recognized that the services provided under this Agreement will not be evenly distributed over time. It is also recognized that, subject to the terms of this Agreement, Werner is committed to pay the full amount payable hereunder, and the

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Fee, once paid, is non-refundable. The full amount of the Fee for each remaining year of the Term shall be paid on the first business day of such year.

                  3.2 Structuring Fee. In connection with the services provided to the Company in connection with the transactions contemplated by, and pursuant to the terms of, that certain Recapitalization and Purchase Agreement, dated as of May 7, 2003 (the "Recapitalization Agreement"), by and among Werner Holding Co. (PA), Inc., a Pennsylvania corporation, Green Equity Investors III, L.P., a Delaware limited partnership, and the shareholders party thereto, the Company agrees to pay to III a structuring fee of $1,000,000 and reasonable out-of-pocket expenses incurred by the III in connection with the services provided in connection with the transactions contemplated by the Recapitalization Agreement, which fee and expenses shall be paid to the III on the date of this Agreement.

         4. Reimbursements. Within 15 calendar days of delivery of III's invoice, Werner shall reimburse III for its reasonable out-of-pocket expenses incurred in connection with the performance of services pursuant to this Agreement.

         5. Termination. This shall terminate on the earlier of (i) November 24, 2007, (ii) such time as Investcorp Investors (as defined in the Amended and Restated Shareholders' Agreement dated as of June 11, 2003 (the "Shareholders' Agreement")) cease to own at least 50% of the aggregate equity position in the Company owned by the Investcorp Investors as of immediately after the closing of the Recapitalization (as defined in the Shareholders' Agreement), or (iii) a Qualified IPO (as such term is defined in the Statement of Rights of the Series A Preferred Stock). Notwithstanding any other provision hereof, the obligations of Werner to pay amounts due with respect to periods prior to the termination hereof pursuant to paragraph 3 hereof and the provisions of paragraphs 7 and 8 hereof shall survive any termination of this Agreement.

         6. Default. In the event that Werner fails to pay any part of the Fee as set forth in Paragraph 3 above when and as due, and Werner does not cure such failure prior to the 10th day of the month following the month in which such payment is due, then Werner shall be in default under this Agreement and III shall be entitled to receive payment in full of the unpaid portion of the Fee upon making written demand upon Werner for such payment. Upon delivery of such written demand, III shall be excused from rendering any further services pursuant to this Agreement. The aforesaid right and privilege of III to withhold services is intended to be in addition to any and all other remedies available because of Werner's default, including III's right to payment of all fees set forth herein. Further, in the event of a default by Werner, Werner agrees to reimburse III for any and all costs and expenses incurred by III, including, without limitation, reasonable counsel fees and expenses, in connection with such default and any litigation or other proceedings instituted for the collection of payments due hereunder.

         7.       Decisions/Authority of Advisor.

                  7.1 Limitation on III's Liability. Werner reserves the right to make all decisions with regard to any matter upon which III has rendered its advice and consultation, and there shall be no liability of III for any such advice accepted by Werner pursuant to the provisions of this Agreement.

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                  7.2      Independent Contractor. III shall act solely as an
independent contractor and shall have complete charge of its personnel engaged in the performance of services under this Agreement. As an independent contractor, III shall have authority only to act as an advisor to Werner and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Werner or to obtain or incur any right, obligation or liability on behalf of Werner. Nothing herein shall constitute III or any of its affiliates a partner of or joint venturer with Werner. Nothing herein shall in any way preclude III from engaging in any business activities or from performing services for its own account or for the account of others.

         8.       Indemnification.

                  8.1 Indemnification/Reimbursement of Expenses. Werner shall (i) indemnify III and its officers, employees, agents and affiliates (the "Indemnified Parties") to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of services under this Agreement or any other advice or services contemplated by this Agreement or the engagement of III pursuant to, and the performance by the III of the services contemplated by, this Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys' fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Werner and whether or not resulting in any liability.

                  8.2 Limited Liability. Werner shall not be liable under the indemnification contained in Section 8.1 hereof to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from III's willful misconduct or gross negligence. Werner further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Werner, holders of its securities or its creditors related to or arising out of the engagement of III pursuant to, or the performance by III of the services contemplated by, this Agreement.

         9. Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         10. Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

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                  If to III, to:

                  Investcorp International Inc.
                  280 Park Avenue, 36th Floor West
                  New York, New York 10017
                  Attention: President

                  with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue, 48th Floor
                  New York, New York 10166
                  Attention: E. Michael Greaney, Esq.

                  If to Werner, to:

                  Werner Holding Co. (DE), Inc.
                  93 Werner Road
                  Greenville, Pennsylvania 16125
                  Attention: General Counsel

         11. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

         12. Assignment. This Agreement shall be assignable by either party hereto provided that the non-assigning party consents in writing to such assignment.

         13. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of New York (without regard to the conflicts of laws provisions thereof or of any other jurisdiction) and shall inure to the benefit of, and be binding upon, III and Werner and their respective successors and assigns.

         14. No Continuing Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         16. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed within the State of New York without regard to principles of conflict of laws.

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         IN WITNESS WHEREOF, each of the parties has caused this Agreement for
Management Advisory, Strategic Planning and Consulting Services to be executed and delivered by its duly authorized officer or agent as set forth below.

                                    INVESTCORP INTERNATIONAL INC.

                                    By: _____________________________
                                    Name:
                                    Title:
                                    Date:

                                    WERNER HOLDING CO. (DE), INC.

                                    By: _____________________________
                                    Name:
                                    Title:
                                    Date:

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